
EXHIBIT 12 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              March 31,                            Year Ended
                                          2000       1999        1999       1998      1997       1996       1995
Income before income
  taxes, equity in earnings of non-
  consolidated affiliates and
  extraordinary item                      (37,205)   (12,043)   220,213    117,922    104,077     71,240     49,817
Dividends and other received from
  nonconsolidated affiliates                  920      2,952      7,079      9,168      4,624     10,430      1,432

Total                                     (36,285)    (9,091)   227,292    127,090    108,701     81,670     51,249

Fixed Charges
Interest expense                           55,549     31,832    192,321    135,766     75,076     30,080     20,752
Amortization of loan fees                     234        649      1,970      2,220      1,451        506      1,004
Interest portion of rentals                17,468      4,747     24,511     16,044      6,120        424        361

Total fixed charges                        73,251     37,228    218,802    154,030     82,647     31,010     22,117

Preferred stock dividends
Tax effect of preferred dividends              --         --         --         --         --         --         --
After tax preferred dividends                  --         --         --         --         --         --         --
Total fixed charges and
  preferred dividends                      73,251     37,228    218,802    154,030     82,647     31,010     22,117

Total earnings available for
 payment of fixed charges                  36,966     25,185    446,094  281,120    191,348
112,680                                    73,366
Ratio of earnings to fixed
  Charges                                    0.50       0.68       2.04       1.83       2.32       3.63       3.32

Rental fees and charges                   116,450     59,338    306,393    200,550     76,500      5,299      4,510
Interest rate                                 15%         8%         8%         8%         8%         8%         8%
